SUPPLEMENT TO  PROSPECTUS  DATED MAY 3, 1999 AND REVISED  EFFECTIVE  OCTOBER 18,
                      1999 SUPPLEMENT DATED JANUARY 3, 2000

This Supplement should be retained with the current Prospectus for your variable annuity contract issued by American Skandia Life Assurance Corporation ("American Skandia"). If you do not have a current prospectus, please contact American Skandia at 1-800-SKANDIA.

                               SUB-ACCOUNT CLOSING

AST JANUS SMALL-CAP GROWTH PORTFOLIO/SUB-ACCOUNT

American Skandia Trust is closing the AST Janus Small-Cap Growth portfolio to new allocations effective on the close of business, January 18, 2000. Except as indicated below, the AST Janus Small-Cap Growth portfolio will no longer be offered as a Sub-account under Annuities issued after January 18, 2000. Contracts issued on or before January 18, 2000 will not be allowed to allocate additional Account Value or make transfers into the AST Janus Small-Cap Growth Sub-account. Contracts issued after January 18, 2000 on applications received by American Skandia on or before January 18, 2000 will be allowed to make an initial allocation to the AST Janus Small-Cap Growth Sub-account if elected on the application but will not be allowed to make additional allocations. Bank drafting, dollar cost averaging, asset allocation and rebalancing programs that were effective on or before January 18, 2000 and included the AST Janus Small-Cap Growth Sub-account will be allowed to continue. However, no changes involving the AST Janus Small-Cap Growth Sub-account may be made to such programs.

The Portfolio may be offered to new and existing Contract Owners as a Sub-account at some future date. However, at the present time, American Skandia has no intention to do so.

WFV2/WFVASL/WFVXTC-SUPP. (01/03/2000)R